EXHIBIT 99.1

 Alliance HealthCard Announces the Move of Its Headquarters to Norman, Oklahoma

Norman, OK – (August 27, 2008) — Alliance HealthCard, Inc. (OTCBB: ALHC), a leading provider of health discount programs and lifestyle benefits, today reported that they have moved their executive office headquarters from Atlanta, Georgia to Norman, Oklahoma. Chief Executive Officer Danny Wright commented, “With over a year since the merger between BMS and Alliance, we are glad to have our executive offices and official home office located here. With most of the executive team already located in the Norman office, it made sense for us to make the official change to this location. The operations that are currently performed out of Atlanta will remain. The Oklahoma City metro area is one of the premier US environments for a growth company like Alliance HealthCard. We are proud to call it home.”

About Alliance HealthCard:

Alliance HealthCard (OTC BB:ALHC) is a leading provider of consumer membership plans offering access to networks which provide discounts to the consumer on a variety of products and services ranging from medical, dental and pharmacy to groceries, restaurants travel, automotive and a host of others. The company also designs and markets in its consumer packages specialty insurance and warranty products primarily through retail, rent to own, financial and consumer finance clients. Alliance HealthCard performs turnkey programs including design and fulfillment of marketing pieces and collateral support material, network support, customer service, regulatory compliance and billing.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.

Contacts:

Alliance HealthCard
Tom Kiser, 770-734-9255 ext. 206
tkiser@alliancehealthcard.com